C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR INQUIRIES, CONTACT: Chuck Ives, Director of Investor Relations Email: chuck.ives@chrobinson.com

FOR IMMEDIATE RELEASE

C.H. Robinson Reports 2020 Third Quarter Results
MINNEAPOLIS, MN, October 27, 2020 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended September 30, 2020.
Third Quarter Key Metrics:
•Total revenues increased 9.6 percent to $4.2 billion
•Net revenues decreased 7.0 percent to $589.3 million
•Income from operations decreased 16.3 percent to $168.2 million
•Operating margin decreased 310 basis points to 28.6 percent
•Diluted earnings per share (EPS) decreased 6.5 percent to $1.00
•Cash flow from operations decreased $335.9 million to $168.6 million used by operations

“We were able to deliver solid performance across our diversified business portfolio and improve our results as the quarter progressed due to the efforts of our C.H. Robinson team members around the world,” said Bob Biesterfeld, Chief Executive Officer of C.H. Robinson. "We also continued to make progress on our strategic, long-term initiatives around profitable market share gains, productivity improvements and technology advancements."
Biesterfeld continued, “Against a challenging backdrop, we delivered on our contractual commitments with acceptance rates that were above the industry average, while also serving customers' needs in the spot market.”

Summary of Third Quarter Results Compared to the Third Quarter of 2019
•Total revenues increased 9.6 percent to $4.2 billion, driven primarily by higher pricing and higher volume across most of our service lines.
•Net revenues decreased 7.0 percent to $589.3 million, primarily driven by rising costs and lower margin in truckload services, partially offset by contributions from the acquisition of Prime Distribution Services ("Prime") and higher pricing in most of our service lines.
•Operating expenses decreased 2.6 percent to $421.0 million, primarily due to approximately $40 million of cost savings. Personnel expenses decreased 5.5 percent to $302.9 million, driven primarily by short-term cost reductions. Average headcount decreased 5.6 percent, which included headcount additions from Prime that added approximately 2.0 percentage points. Average full-time equivalents decreased 7.6 percent due to furloughs and reduced work hours that were implemented in the second quarter and ended in the third quarter. Selling, general and administrative (“SG&A”) expenses of $118.1 million increased 5.7 percent, primarily due to the ongoing expenses from the acquisition of Prime and the prior year period benefiting from a $5.8 million gain on the sale of an office building in Chicago, partially offset by significantly lower travel expenses.
•Income from operations totaled $168.2 million, down 16.3 percent due to declining net revenues. Operating margin of 28.6 percent declined 310 basis points.
•Interest and other expenses totaled $7.5 million, consisting primarily of $11.9 million of interest expense, which decreased $0.8 million versus last year due to a lower average debt balance. The third quarter also included a $3.3 million favorable impact from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate in the quarter was 15.1 percent compared to 21.8 percent in the third quarter last year. The lower effective tax rate was due primarily to the discrete benefits from foreign tax credit utilization and additional deductions from increased employee stock option activity in the third quarter.
•Net income totaled $136.5 million, down 7.1 percent from a year ago. Diluted EPS of $1.00 decreased 6.5 percent.

Summary of Year-to-Date Results Compared to the Same Period in 2019

•Total revenues increased 1.2 percent to $11.7 billion, driven by higher pricing in air and ocean services, largely offset by a decline in truckload revenue.
•Net revenues decreased 11.7 percent to $1.8 billion, primarily driven by lower margin in truckload services, partially offset by contributions from the Prime acquisition and margin expansion in air services.
•Operating expenses decreased 3.6 percent to $1.3 billion. Personnel expenses decreased 6.6 percent to $933.6 million, driven primarily by cost reductions, including a 2.6 percent decrease in average headcount, and a decline in variable compensation. SG&A expenses increased 4.8 percent to $371.6 million, due primarily to ongoing expenses from the Prime acquisition, an $11.5 million loss on the sale-leaseback of a company-owned data center, and an increase in purchased services, partially offset by significantly lower travel expenses.

•Income from operations totaled $466.5 million, down 28.6 percent from last year due to declining net revenues. Operating margin of 26.3 percent decreased 620 basis points.
•Interest and other expenses totaled $32.9 million, which primarily consists of $36.6 million of interest expense. The nine-month period also included a $2.2 million favorable impact from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate for the nine months was 17.3 percent compared to 22.5 percent in the year-ago period. The lower effective tax rate was due primarily to the tax benefit related to stock-based compensation and the discrete benefits of foreign tax credit utilization.
•Net income totaled $358.6 million, down 25.0 percent from a year ago. Diluted EPS of $2.63 decreased 23.8 percent.

North American Surface Transportation Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% change	2020	2019	% change
Total revenues	$2,923,842	$2,826,308	3.5%	$8,222,879	$8,495,145	(3.2)%
Net revenues	367,943	433,760	(15.2)%	1,120,277	1,406,728	(20.4)%
Income from operations	122,526	176,200	(30.5)%	357,898	592,215	(39.6)%

Third quarter total revenues for C.H. Robinson's NAST segment totaled $2.9 billion, an increase of 3.5 percent over the prior year, primarily driven by higher truckload pricing and an increase in less than truckload ("LTL") shipments. NAST net revenues decreased 15.2 percent in the quarter to $367.9 million, with the March 2020 acquisition of Prime contributing 3.5 percentage points of net revenue growth in the quarter. Net revenues in truckload decreased 24.1 percent, less than truckload net revenues decreased 4.4 percent, and intermodal net revenues increased 6.1 percent versus the year-ago period. Excluding fuel surcharges and costs, average North America truckload linehaul rate per mile charged to customers increased approximately 10.5 percent in the quarter, while truckload linehaul cost per mile increased approximately 16.5 percent. Truckload volume increased 0.5 percent in the quarter, and LTL volumes grew 13.5 percent, both representing market share gains in the quarter when compared to an 8 percent decline in industry volumes, as measured by the Cass Freight Index. Intermodal volumes grew 2.5 percent versus the prior year. Operating expenses decreased 4.7 percent primarily due to short-term cost reductions. Income from operations decreased 30.5 percent to $122.5 million, and operating margin declined 730 basis points to 33.3 percent. NAST average headcount was down 10.0 percent in the quarter, with Prime contributing 4.5 percentage points of growth. NAST average full-time equivalents, which excludes furloughed employees and accounts for employees with reduced work hours, was down 13.4 percent.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% change	2020	2019	% change
Total revenues	$831,957	$597,695	39.2%	$2,070,161	$1,727,745	19.8%
Net revenues	157,657	135,815	16.1%	448,931	404,987	10.9%
Income from operations	46,299	24,676	87.6%	117,033	65,497	78.7%

Third quarter total revenues for the Global Forwarding segment increased 39.2 percent to $832.0 million, primarily driven by higher pricing in ocean and higher pricing in air due to reduced air cargo capacity, increased charter flights and larger shipment sizes. Net revenues increased 16.1 percent in the quarter to $157.7 million. Ocean net revenues increased 14.3 percent, driven primarily by higher pricing and a 1.5 percent increase in volumes. Net revenues in air increased 29.2 percent driven by higher pricing, partially offset by a 19.0 percent decline in shipments. Customs net revenues decreased 5.3 percent, primarily driven by a 2.5 percent reduction in transaction volume. Operating expenses increased 0.2 percent, primarily driven by increased incentive compensation in personnel expenses and partially offset by short-term cost reductions. Third quarter average headcount decreased 3.8 percent, and average full-time equivalents decreased 4.7 percent. Income from operations increased 87.6 percent to $46.3 million, and operating margin expanded 1,120 basis points to 29.4 percent in the quarter.

All Other and Corporate Results

Total revenues and net revenues for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% change	2020	2019	% change
Total revenues	$469,001	$432,129	8.5%	$1,364,614	$1,293,292	5.5%
Net revenues:
Robinson Fresh	$24,449	$26,382	(7.3)%	$82,109	$86,276	(4.8)%
Managed Services	24,060	21,574	11.5%	70,090	61,985	13.1%
Other Surface Transportation	15,164	15,900	(4.6)%	50,272	47,471	5.9%

Third quarter Robinson Fresh net revenues decreased 7.3 percent to $24.4 million, primarily due to a 4.0 percent decrease in case volume, which was driven by a decline in foodservice volume. Managed Services net revenues increased 11.5 percent in the quarter, primarily due to a 17.0 percent increase in volume. Other Surface Transportation net revenues decreased 4.6 percent to $15.2 million. Europe truckload net revenue was down 7 percent in the quarter.

Other Income Statement Items
The third quarter effective tax rate was 15.1 percent, down from 21.8 percent last year. The lower effective tax rate was due primarily to discrete benefits from foreign tax credit utilization and the tax benefit from increased stock option activity in the third quarter. We now expect our 2020 full-year effective tax rate to be 18 to 20 percent.
Interest and other expenses totaled $7.5 million, consisting primarily of $11.9 million of interest expense, which decreased $0.8 million versus last year due to a lower average debt balance. The third quarter also included a $3.3 million favorable impact from foreign currency revaluation and realized foreign currency gains and losses.
Diluted weighted average shares outstanding in the quarter were down 0.3 percent due primarily to share repurchases over the past twelve months.

Cash Flow Generation and Capital Distribution
Cash used by operations totaled $168.6 million in the third quarter, compared to $167.3 million of cash generated in the third quarter of 2019. The $336 million decrease in cash flow was driven primarily by a $362 million sequential increase in accounts receivable and contract assets that coincided with an increase in gross sales.
In the third quarter, $71.9 million was returned to shareholders, with $70.3 million in cash dividends and $1.6 million in share repurchases related to employee benefit plans.
Capital expenditures totaled $15.2 million in the quarter. Full-year 2020 capital expenditures are now expected to be $50 million to $55 million, with the majority dedicated to technology.

Outlook
“We believe we are still in the midst of a strengthening freight cycle that we anticipate will continue into 2021. Freight markets are continuing to tighten in the fourth quarter due to higher demand as we enter the holiday season and lower availability of carrier capacity. At C.H. Robinson, we'll continue to evaluate our global business operations to ensure we manage our business in the most efficient manner, deliver industry leading technology to unlock growth and efficiency, create better outcomes for our customers and carriers by utilizing our unmatched combination of experience, global suite of services, scale and information advantage, grow profitable market share, and drive the transformation of C.H. Robinson, so that we can emerge from this time of uncertainty as an even stronger company,” Biesterfeld stated.

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With nearly $20 billion in freight under management and 18 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our more than 119,000 customers and 78,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, such factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with operations outside of the United States; risks associated with the potential impact of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel price increases or decreases, or fuel shortages; cyber-security related risks; the impact of war on the economy; changes to our capital structure; risks related to the elimination of LIBOR; changes due to catastrophic events including pandemics such as COVID-19; and other risks and uncertainties detailed in our Annual and Quarterly Reports.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Third Quarter 2020 Earnings Conference Call
Wednesday, October 28, 2020; 8:30 a.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

We invite call participants to submit questions in advance of the conference call, and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email chuck.ives@chrobinson.com.

Summarized Financial Results
($ in thousands, except per share data)

This table of summary results presents our service line net revenues consistent with our historical presentation and is on an enterprise basis. The service line net revenues in the table differ from the service line net revenues discussed within the segments as our segments have revenues from multiple service lines.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% change	2020	2019	% change
Total revenues	$4,224,800	$3,856,132	9.6%	$11,657,654	$11,516,182	1.2%
Net revenues:
Transportation
Truckload	$251,072	$317,990	(21.0)%	$794,364	$1,067,334	(25.6)%
LTL	118,561	124,523	(4.8)%	339,426	363,743	(6.7)%
Intermodal	7,455	7,110	4.9%	22,775	19,484	16.9%
Ocean	88,927	77,879	14.2%	237,682	234,884	1.2%
Air	34,977	27,121	29.0%	115,720	80,837	43.2%
Customs	22,464	23,719	(5.3)%	63,118	68,903	(8.4)%
Other logistics services	42,874	30,025	42.8%	121,271	90,472	34.0%
Total transportation	566,330	608,367	(6.9)%	1,694,356	1,925,657	(12.0)%
Sourcing	22,943	25,064	(8.5)%	77,323	81,790	(5.5)%
Total net revenues	589,273	633,431	(7.0)%	1,771,679	2,007,447	(11.7)%

Operating expenses	421,034	432,346	(2.6)%	1,305,213	1,354,277	(3.6)%
Income from operations	168,239	201,085	(16.3)%	466,466	653,170	(28.6)%
Net income	$136,529	$146,894	(7.1)%	$358,614	$477,862	(25.0)%
Diluted EPS	$1.00	$1.07	(6.5)%	$2.63	$3.45	(23.8)%

Our total revenues represent the total dollar value of services and goods we sell to our customers. Net revenues are a non-GAAP financial measure calculated as total revenues less the cost of purchased transportation and related services and the cost of purchased products sourced for resale. We believe net revenues are a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider net revenues to be our primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our net revenues. The reconciliation of total revenues to net revenues is presented below (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Transportation	$3,944,981	$3,608,346	$10,835,710	$10,751,890
Sourcing	279,819	247,786	821,944	764,292
Total revenues	4,224,800	3,856,132	11,657,654	11,516,182
Costs and expenses:
Purchased transportation and related services	3,378,651	2,999,979	9,141,354	8,826,233
Purchased products sourced for resale	256,876	222,722	744,621	682,502
Total costs and expenses	3,635,527	3,222,701	9,885,975	9,508,735
Total net revenues	$589,273	$633,431	$1,771,679	$2,007,447

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2020	2019	2020	2019

Revenues:
Transportation	$3,944,981	$3,608,346	$10,835,710	$10,751,890
Sourcing	279,819	247,786	821,944	764,292
Total revenues	4,224,800	3,856,132	11,657,654	11,516,182
Costs and expenses:
Purchased transportation and related services	3,378,651	2,999,979	9,141,354	8,826,233
Purchased products sourced for resale	256,876	222,722	744,621	682,502
Personnel expenses	302,904	320,563	933,607	999,547
Other selling, general, and administrative expenses	118,130	111,783	371,606	354,730
Total costs and expenses	4,056,561	3,655,047	11,191,188	10,863,012
Income from operations	168,239	201,085	466,466	653,170
Interest and other expense	(7,465)	(13,180)	(32,904)	(36,935)
Income before provision for income taxes	160,774	187,905	433,562	616,235
Provision for income taxes	24,245	41,011	74,948	138,373
Net income	$136,529	$146,894	$358,614	$477,862

Net income per share (basic)	$1.01	$1.08	$2.65	$3.48
Net income per share (diluted)	$1.00	$1.07	$2.63	$3.45

Weighted average shares outstanding (basic)	135,671	136,380	135,385	137,274
Weighted average shares outstanding (diluted)	137,128	137,476	136,137	138,373

Business Segment Information
(unaudited, dollars in thousands)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2020
Total revenues	$2,923,842	$831,957	$469,001	$4,224,800
Net revenues	367,943	157,657	63,673	589,273
Income (loss) from operations	122,526	46,299	(586)	168,239
Depreciation and amortization	7,095	9,385	10,436	26,916
Total assets (1)	3,041,974	1,148,118	884,746	5,074,838
Average headcount	6,702	4,607	3,595	14,904
Average full-time equivalents(2)	6,351	4,430	3,449	14,230

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2019
Total revenues	$2,826,308	$597,695	$432,129	$3,856,132
Net revenues	433,760	135,815	63,856	633,431
Income from operations	176,200	24,676	209	201,085
Depreciation and amortization	5,734	9,186	10,560	25,480
Total assets (1)	2,649,259	995,137	992,153	4,636,549
Average headcount	7,448	4,790	3,544	15,782
Average full-time equivalents(2)	7,332	4,647	3,425	15,404

____________________________________________
(1) All cash and cash equivalents are included in All Other and Corporate.
(2) Average full-time equivalents excludes furloughed employees and accounts for employees with reduced work hours.

Business Segment Information
(unaudited, dollars in thousands)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2020
Total revenues	$8,222,879	$2,070,161	$1,364,614	$11,657,654
Net revenues	1,120,277	448,931	202,471	1,771,679
Income (loss) from operations	357,898	117,033	(8,465)	466,466
Depreciation and amortization	19,550	27,740	29,777	77,067
Total assets (1)	3,041,974	1,148,118	884,746	5,074,838
Average headcount	6,870	4,716	3,591	15,177

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2019
Total revenues	$8,495,145	$1,727,745	$1,293,292	$11,516,182
Net revenues	1,406,728	404,987	195,732	2,007,447
Income (loss) from operations	592,215	65,497	(4,542)	653,170
Depreciation and amortization	18,124	27,427	29,571	75,122
Total assets (1)	2,649,259	995,137	992,153	4,636,549
Average headcount	7,436	4,748	3,398	15,582

____________________________________________
(1) All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$252,569	$447,858
Receivables, net of allowance for credit loss	2,346,384	1,974,381
Contract assets, net of allowance for credit loss	187,973	132,874
Prepaid expenses and other	65,773	85,005
Total current assets	2,852,699	2,640,118

Property and equipment, net	183,244	208,423
Right-of-use lease assets	339,819	310,860
Intangible and other assets	1,699,076	1,481,659
Total assets	$5,074,838	$4,641,060

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,268,905	$1,062,835
Accrued expenses:
Compensation	130,958	112,784
Transportation expense	147,590	101,194
Income taxes	12,074	12,354
Other accrued liabilities	74,781	62,706
Current lease liabilities	66,692	61,280
Current portion of debt	59,979	142,885
Total current liabilities	1,760,979	1,556,038

Long-term debt	1,093,087	1,092,448
Noncurrent lease liabilities	279,212	259,444
Noncurrent income taxes payable	22,981	22,354
Deferred tax liabilities	44,942	39,776
Other long-term liabilities	278	270
Total liabilities	3,201,479	2,970,330

Total stockholders’ investment	1,873,359	1,670,730
Total liabilities and stockholders’ investment	$5,074,838	$4,641,060

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Nine Months Ended September 30,
	2020	2019
Operating activities:
Net income	$358,614	$477,862
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,067	75,122
Provision for credit losses	12,701	642
Stock-based compensation	33,127	40,657
Deferred income taxes	(9,468)	(3,360)
Excess tax benefit on stock-based compensation	(17,127)	(6,908)
Other operating activities	13,104	(4,471)
Changes in operating elements, net of acquisitions:
Receivables	(367,538)	104,108
Contract assets	(56,131)	9,067
Prepaid expenses and other	12,331	(18,940)
Accounts payable and outstanding checks	186,755	3,871
Accrued compensation	16,458	(45,319)
Accrued transportation expenses	46,396	(5,323)
Accrued income taxes	17,125	(7,042)
Other accrued liabilities	8,907	5,210
Other assets and liabilities	4,728	(1,318)
Net cash provided by operating activities	337,049	623,858

Investing activities:
Purchases of property and equipment	(17,446)	(26,661)
Purchases and development of software	(22,815)	(24,282)
Acquisitions, net of cash acquired	(223,230)	(59,188)
Other investing activities	5,525	16,625
Net cash used for investing activities	(257,966)	(93,506)

Financing activities:
Proceeds from stock issued for employee benefit plans	100,542	40,442
Total repurchases of common stock	(85,098)	(255,655)
Cash dividends	(207,428)	(207,865)
Proceeds from long-term borrowings	—	929,000
Payments on long-term borrowings	—	(1,018,000)
Proceeds from short-term borrowings	1,043,600	14,000
Payments on short-term borrowings	(1,126,600)	(19,000)
Net cash used for financing activities	(274,984)	(517,078)
Effect of exchange rates on cash	612	(7,465)

Net change in cash and cash equivalents	(195,289)	5,809
Cash and cash equivalents, beginning of period	447,858	378,615
Cash and cash equivalents, end of period	$252,569	$384,424

	As of September 30,
Operational Data:	2020	2019
Employees	14,695	15,654

Source: C.H. Robinson
CHRW-IR